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                                                                    Exhibit 99.1

                            LIBERTY MEDIA CORPORATION




FOR IMMEDIATE RELEASE
November 9, 2005



 GREGORY B. MAFFEI APPOINTED DIRECTOR AND CEO-ELECT OF LIBERTY MEDIA CORPORATION

ENGLEWOOD, COLORADO - Liberty Media Corporation (NYSE:L; LMC.B) today announced the appointment of Gregory B. Maffei as Director and CEO-Elect. After a brief transition, Mr. Maffei will assume the role of Chief Executive Officer sometime during the second Quarter of 2006, replacing Dr. John C. Malone, who will remain Chairman. At that time, Mr. Maffei will also assume the title of President replacing Robert Bennett who, as previously announced, is retiring but will remain a director.

"I have known Greg for many years and have found him to be one of the most astute financial thinkers I have met" stated John Malone, Chairman and Chief Executive Officer of Liberty Media. Dr. Malone added, "Greg is well known and respected in the media and electronic commerce industries and has extensive deal experience in these areas. His new media experience combined with his financial expertise, leadership skills, and network of professional relationships make Greg an ideal candidate to take the reins at Liberty." Dr. Malone concluded, "I am confident Greg will prove a strong successor to Dob Bennett who has served Liberty and its shareholders so well for so many years." "I am thrilled to be joining Liberty Media and look forward to working with Dr. Malone and his team", stated Mr. Maffei who added, "This is a unique opportunity to join an innovative company with creative people and strong businesses. I am excited to work alongside John to develop and implement a strategy that will drive continued growth in Liberty's assets and value for its shareholders."

Most recently Mr. Maffei was President and Chief Financial Officer of Oracle Corporation, where he, oversaw that company's financial and G&A functions, including Legal, Human Resources and Manufacturing and Distribution. Previously, Mr. Maffei spent five years at 360networks Corporation where he was the Chairman and Chief

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Executive Officer and led 360network's transition from a network construction firm to a telecom service provider and through the telecom downturn.

Before joining 360networks, Mr. Maffei spent seven years with Microsoft Corporation, most recently as Senior Vice President and Chief Financial Officer. As CFO, Mr. Maffei was responsible for financial, corporate development and investment activities, including the oversight of Microsoft's $35 billion cash and strategic investment portfolio. During Mr. Maffei's CFO tenure Microsoft's market capitalization increased from $125 to $575 billion. Mr. Maffei also orchestrated the successful IPO split-off of Expedia from Microsoft and served as the Chairman of Expedia from 1999 to 2002.

Mr. Maffei currently serves as a director of Electronic Arts and Starbucks Coffee. Mr. Maffei has an AB degree from Dartmouth College and an MBA from Harvard University, where he was a Baker Scholar.

Liberty Media Corporation (NYSE: L, LMC.B) is a holding company owning interests in a broad range of electronic retailing, media, communications and entertainment businesses. Its businesses include some of the world's most recognized and respected brands and companies, including QVC, Encore, Starz, IAC/InterActiveCorp, Expedia, and News Corporation.




Contact:  Liberty Media Group
          John Orr
          (720) 875-5622